SERVICE AGREEMENT

                                     between

                            INTEGRAMED AMERICA, INC.

                                       and

                    Seattle Reproductive Medicine, Inc., P.S.


         THIS SERVICE AGREEMENT ("Agreement") is dated January 1, 2004 by and between IntegraMed America, Inc., a Delaware corporation, with its principal place of business at Two Manhattanville Road, Purchase, New York 10577 ("IntegraMed") and Seattle Reproductive Medicine, Inc. P.S., a Washington professional service corporation, with a business address at 12102 NE 24th, Bellevue, Washington 98005 ("PC"). IntegraMed and PC are individually referred to herein as a "Party" and jointly, as "Parties."

                                    RECITALS:

         PC will specialize in gynecological services, treatment of human infertility encompassing the provision of in vitro fertilization and other assisted reproductive services ("Infertility Services"). PC will provide Infertility Services through Nancy A. Klein, M.D., Paul C. Lin, M.D., Michael R. Soules, M.D. and Angela C. Thyer, M.D., the shareholders of PC. Drs. Klein, Lin, Soules and Thyer_are collectively referred to herein as "Shareholders" or "Physicians." PC also contemplates providing Infertility Services through other physician employees. Shareholders have entered or will enter into employment agreements with PC on or about the date of execution of this Agreement.

         IntegraMed is in the business of making available to medical providers such as PC certain assets (principally, facilities and equipment) and support services, primarily consisting of (i) financial management; (ii) administrative systems; (iii) clinical and laboratory organization and function; (iv) marketing and (v) operations management. Such support services and the provision of certain fixed assets are collectively referred to as "Services."

         PC believes the Services will benefit its medical practice and desires IntegraMed's assistance with various aspects of PC's medical practice through the utilization of the Services as more particularly set forth herein. PC acknowledges and agrees that the Services being made available to PC require PC's cooperation and collaboration, and that IntegraMed, in making the Services available, makes no warranty or representation that the Services will achieve PC's desired goals and objectives.

         In addition, PC desires access to capital for funding its growth and development, and IntegraMed desires to provide such capital or access to capital as provided herein.

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         NOW THEREFORE, in consideration of the above recitals which the parties incorporate into this Agreement, the mutual covenants and agreements herein contained and other good and valuable consideration , PC hereby agrees to purchase from IntegraMed the services ("Services") herein described and IntegraMed agrees to provide the Services on the terms and conditions provided herein.


                                    ARTICLE 1

                                   DEFINITIONS

         1.1 DEFINITIONS. For the purposes of this Agreement, the following definitions shall apply:


                  1.1.1 "Adjustments" shall mean adjustments for refunds, discounts, contractual adjustments, professional courtesies and other activities that do not generate a collectible fee as reasonably determined by IntegraMed and PC.

                  1.1.2 "Additional Service Fee" shall mean a monthly fee paid by PC to IntegraMed in an amount equal to a percentage of PC's monthly PDE."

                  1.1.3 "Assets" shall mean those fixed assets utilized in connection with the operation of PC's medical practice, including, but not limited to, fixed assets and leasehold improvements.

                  1.1.4 "Base Service Fee" shall mean a monthly fee paid by PC to IntegraMed in an amount equal to a percentage of PC's monthly Physician and Other Professional Revenues.

                  1.1.5 "Facilities" shall mean the medical offices and clinical spaces of PC, including any satellite locations, related businesses and all medical group business operations of PC, which are utilized by PC in its medical practice.

                  1.1.6 "Fiscal Year" shall mean the 12-month period beginning January 1 and ending December 31 of each year.

                  1.1.7 "Infertility Services" shall mean gynecological services, reproductive endocrinology, treatment of human infertility encompassing the provision of all acceptable means according to national standards of care, also including in vitro fertilization and other assisted reproductive services provided by PC or any Physician Employee and Other Professional Employee.

                  1.1.8 "Other Professional Employee" shall mean a non-physician individual who provides services, including nurse anesthetists, physician assistants, nurse practitioners, psychologists, and other such professional employees who generate professional charges, but shall not include Technical Employees.

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                  1.1.9 "Physician-Employee" shall mean an individual including
         Physicians and any other physician who is an employee of PC or is otherwise under contract with PC to provide professional services to PC patients and is duly licensed as a physician in the State of Washington.

                  1.1.10 "Physician and Other Professional Revenues" shall mean all fees, whether received or accrued, and actually recorded each month (net of Adjustments) by or on behalf of PC as a result of professional medical and laboratory services furnished to patients by Physicians and Physician-Employees and Other Professional Employees and, except as described in the next succeeding sentence, other fees or income earned in their capacity as professionals, whether rendered in an inpatient or outpatient setting, including but not limited to, medical director fees or technical fees from medical ancillary services, consulting fees and ultrasound fees from businesses owned or operated by Physicians. Physician and Other Professional Revenues shall not include (i) board attendance fees and other compensation in connection with board memberships; provided, that such board-related compensation is in connection with PC or any other board so long as substantially all of any such Physician's professional time is devoted to PC and PC's activities that generate Physician and Other Professional Revenues and
         (ii) other services where Physician does not provide professional medical services such as testimony and consultation for litigation-related proceedings, lectures, passive investments, royalties, fundraising, or writing ("Permitted Services"); the compensation from Permitted Services may be retained by a Physician or Physician-Employee without limit, subject to Section 4.7.5 hereof. Physician and Other Professional Revenues are sometimes referred to herein as "Revenues."

                  1.1.11 "Pre-distribution Earnings" ("PDE") shall mean (i) Physician and Other Professional Revenues, less (ii) Cost of Services and the Base Service Fee.

                  1.1.12 "Receivables" shall mean and include all rights to payment for services rendered or goods sold, including, without limitation, accounts receivables, contract rights, chattel paper, documents, instruments and other evidence of patient indebtedness to PC, policies and certificates of insurance relating to any of the foregoing, and all rights to payment, reimbursement or settlement or insurance or other medical benefit payments assigned to PC by patients or pursuant to any Preferred Provider, HMO, capitated payment agreements or other agreements between PC and a payer, recorded each month (net of Adjustments).

                  1.1.13 "Services" shall mean IntegraMed making available certain assets (including, without limitation, all facilities and equipment necessary to operate PC's medical practice of the provision of Infertility Services) and support services, primarily consisting of
         (i) financial management; (ii) administrative systems; (iii) clinical and laboratory organization and function; (iv) marketing and (v) operations management, all as more fully set forth in Section 3.1.

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                  1.1.14 "Technical Employees" shall mean embryologists and
         other laboratory personnel, ultrasonographers, phlebotomists and technicians who provide services to PC.


                                    ARTICLE 2

                      COST OF SERVICES AND BASE SERVICE FEE

         2.1 "Cost of Services" shall mean all ordinary and necessary expenses of PC and all direct ordinary and necessary operating expenses of IntegraMed, exclusive of IntegraMed overhead costs, without mark-up, incurred in connection with the Services provided to PC, including, without limitation, the following costs and expenses, whether incurred by IntegraMed or PC:

                  2.1.1 Salaries and fringe benefits of all IntegraMed and other employees employed at PC Facilities, along with payroll taxes or all other taxes and charges now or hereafter applicable to such personnel, and services of independent contractors;

                  2.1.2 Expenses incurred in the recruitment of additional physicians for PC, including, but not limited to employment agency fees, relocation and interviewing expenses and any actual out-of-pocket expenses of IntegraMed personnel in connection with such recruitment effort;

                  2.1.3 Direct marketing expenses of PC, such as direct costs of printing marketing materials prepared by IntegraMed;

                  2.1.4 Any sales, use and business and occupation taxes assessed against PC related to the operation of PC's medical practice;

                  2.1.5 Lease payments, depreciation expense (determined according to GAAP), taxes and interest directly relating to the Facilities and equipment, and other expenses of the Facilities described in Section 3.2 below;

                  2.1.6 Legal fees paid by IntegraMed or PC to outside counsel in connection with matters specific to the operation or internal affairs of PC such as regulatory approvals required as a result of the parties entering into this Agreement; provided, however, legal fees incurred by the parties relative to the execution or performance of this Agreement or as a result of a dispute between the parties under this Agreement shall not be considered a Cost of Services; and provided, further any disputes between or among Physicians shall not be considered Cost of Services.

                  2.1.7 Health benefits provided to Physicians and Physician-Employees, including health and life insurance, and long-term disability;

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                  2.1.8 All insurance necessary to operate PC including fire, theft, general liability professional liability and malpractice insurance for Physicians and Physician-Employees of PC, and Other Professional and Technical Employees provided by IntegraMed;

                  2.1.9 Professional licensure fees and board certification fees of Physician- Employees, and Other Professional Employees rendering Infertility Services on behalf of PC;

                  2.1.10 Membership in professional associations and continuing professional education for Physicians and Physician-Employees and Other Professional Employees;

                  2.1.11 Quality Improvement Program described in Section 3.8 herein;

                  2.1.12 Cost of filing fictitious name permits pursuant to this Agreement;

                  2.1.13 Cost of supplies, medical and administrative, and all direct general and administrative expenses, including but not limited to travel and entertainment expenses, car allowances (including car leases), dues and subscriptions, car and other business related expenses, such as cellular telephone, relative to PC; and

                  2.1.14 Such other costs and expenses directly incurred by IntegraMed related to PC's operations.

         2.2 Notwithstanding anything to the contrary contained herein, Cost of Services shall not include costs of the following:

                  2.2.1 Any federal or state income taxes of PC or IntegraMed other than as provided above;

                  2.2.3    The Base Service Fee;

                  2.2.4 Any amount paid to or on behalf of any Physician or Physician-Employee including salary, draw or pension contributions (all of which come out of PC's share of PDE);or

                  2.2.5 Any proportion of IntegraMed's costs attributable to its operation of its corporate offices or payment of its officers or employees who work out of its corporate offices.


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                                    ARTICLE 3

                    DUTIES AND RESPONSIBILITIES OF INTEGRAMED

         3.1      SERVICES AND ADMINISTRATION.

                  3.1.1 PC hereby engages IntegraMed for the Services. IntegraMed agrees to provide the Services only in the State of Washington (the "Territory"), and PC agrees to limit its use of the Services to the Territory, without prior written consent from IntegraMed. During the term of this Agreement, IntegraMed agrees not to enter into a service agreement with any other medical practice to provide the Services in the Territory. None of the Services made available to PC include any physician medical functions. IntegraMed acknowledges that its timely performance of its duties and responsibilities as delineated in this Article 3 are material to this Agreement and to PC's interest. The Services, as more particularly described in this Agreement and the "INTEGRAMED 2004 RESOURCES, PRODUCTS AND SERVICES TO PARTNER PRACTICES", attached hereto as Exhibit 3.1.1, shall be made available to PC. Additionally, such other services as IntegraMed from time to time make available to its network of infertility practitioners shall be provided to PC. IntegraMed reserves the right to alter, modify or cease any Service; provided, however, IntegraMed will use its best efforts to avoid materially altering PC's ability to continue its business based on any decision to alter, modify or cease any Service. PC shall have a right of first refusal for IntegraMed to provide the Services in the State of Alaska. Nothing herein is intended to restrict current or future referral relationships between PC and other physicians.


                  3.1.2 IntegraMed will, on behalf of PC and as directed by PC, bill patients timely and collect professional fees for Infertility Services rendered by PC at the Facilities, outside the Facilities for PC's hospitalized patients, and for all other Infertility Services rendered by any Physician- Employee or Other Professional Employee. PC hereby appoints IntegraMed for the term hereof to be its true and lawful attorney-in-fact, for the following purposes: (i) bill patients in PC's name and on its behalf; (ii) collect Receivables resulting from such billings in PC's name and on its behalf; (iii) receive payments from insurance companies, prepayments from health care plans, and all other third-party payors; (iv) take possession of and endorse in the name of PC (and/or in the name of any Physician Employee or Other Professional Employee rendering Infertility Services to patients of PC) any notes, checks, money orders, and other instruments received in payment of Receivables; and (v) at PC's request, initiate the institution of legal proceedings in the name of PC, with PC's cooperation, to collect any accounts and monies owed to PC, to enforce the rights of PC as creditor under any contract or in connection with the rendering of any service by PC, and to contest adjustments and denials by governmental agencies (or its fiscal intermediaries) as third-party payors.

                  3.1.3 IntegraMed will provide the administrative services function of supervising and maintaining (on behalf of PC) all files and records relating to the operations of the Facilities, including but not


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         limited to accounting and billing records, including for billing purposes, patient medical records, and collection records. Patient medical records shall at all times be and remain the property of PC and shall be located at the Facilities and be readily accessible for patient care. IntegraMed's management of all files and records shall comply with all applicable state and federal laws and regulations, including without limitation, those pertaining to confidentiality of patient records. The medical records of each patient shall be expressly deemed confidential and shall not be made available to any third party except in compliance with all applicable laws, rules and regulations. IntegraMed shall have access to such records in order to provide the Services hereunder, to perform billing functions, and to prepare for the defense of any lawsuit in which those records may be relevant. The obligation to maintain the confidentiality of such records shall survive termination of this Agreement. PC shall have unrestricted access to all of its records at all times.

                  3.1.4 IntegraMed will provide, as requested by PC, all reasonably necessary clerical, accounting, bookkeeping and computer services, printing, postage and duplication services, medical transcribing services, and any other necessary or appropriate administrative services reasonably necessary for the efficient operation of PC's medical practice at the Facilities.

                  3.1.5 With PC's cooperation and participation, IntegraMed will design and assist with implementing an appropriate marketing program for PC. PC's participation is essential in developing such marketing program and accordingly, will designate one or more physicians and staff to work with IntegraMed in designing and implementing such marketing program.

                  3.1.6 IntegraMed, upon request of PC, will assist PC in recruiting additional physicians, including IntegraMed providing such administrative functions as advertising for and identifying potential candidates, checking credentials, and arranging interviews; provided, however, PC shall interview and make the ultimate decision as to the suitability of any physician to become associated with PC. All physicians recruited by IntegraMed and accepted by PC shall be employees of or independent contractors to PC.

                  3.1.7 IntegraMed will assist PC in negotiating any managed care contracts to which PC desires to become a party. IntegraMed will provide administrative assistance to PC in fulfilling its obligations under any such contract.

                  3.1.8 IntegraMed will arrange, in consultation with PC, for legal and accounting services as may be reasonably required in the ordinary course of PC's operation.

         3.2 FACILITIES. After the Practice Management Board, as defined in
Section 5.1, determines the nature and extent of the facilities needed for PC's medical practice, IntegraMed will assist PC in obtaining such Facilities, including providing administrative support, effort and resources in obtaining the Facilities, including all furniture, equipment and furnishings necessary for the Facilities, all repairs, maintenance and improvements thereto, utility (telephone, electric, gas, water) services, customary janitorial services, refuse disposal and all other services reasonably necessary in conducting PC's medical practice at the Facilities. IntegraMed will arrange for the cleaning of the Facilities, and timely maintenance and cleanliness of the equipment, furniture and furnishings located therein. IntegraMed will advise, counsel and collaborate with PC regarding the condition, use and needs for the Facilities, the improvements thereto, equipment and services.

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         3.3      EXECUTIVE DIRECTOR AND OTHER PERSONNEL.

                  3.3.1 EXECUTIVE DIRECTOR. IntegraMed will employ an Executive Director, selected by the Practice Management Board, as defined in
         Section 5.1,to manage and administer all of the day-to-day business functions of the Facilities. The Practice Management Board will direct the day-to-day functions of the Executive Director in implementing the policies agreed upon by the Practice Management Board. Salary and fringe benefits paid to the Executive Director shall be determined by the Practice Management Board.

                  3.3.2 PERSONNEL. IntegraMed will provide, as requested by PC, Other Professional Employees, Technical Employees, support and administrative personnel, clerical, secretarial, bookkeeping and collection personnel reasonably necessary for the efficient operation of PC at the Facilities. Such personnel will be under the direction and supervision of the Executive Director, with Technical Employees and Other Professional Employees subject to the professional supervision of PC.

         3.4 FINANCIAL PLANNING AND GOALS. IntegraMed, in collaboration with PC, will prepare, for the approval of the Practice Management Board (as defined in Section 5.1), an annual capital and operating budget (the "Budget") reflecting the anticipated Revenues and Cost of Services, sources and uses of capital for growth of PC's practice and for the provision of Infertility Services at the Facilities. IntegraMed will present the Budget to the Practice Management Board for its approval at least thirty (30) days prior to the commencement of the Fiscal Year. If the Practice Management Board can not agree on PC's Budget for any Fiscal Year during the term of this Agreement, the Budget for the preceding Fiscal Year will serve as the Budget until such time as a new Budget is approved.

         3.5 FINANCIAL STATEMENTS. IntegraMed will deliver to PC monthly financial statements ("Financial Statements") within thirty (30) days after the end of each calendar month. Such Financial Statements will comprise, on a monthly and year-to-date basis, a statement of PC's Revenues and Cost of Services, and PDE, as hereinafter defined.

         3.6 TAX PLANNING AND TAX RETURNS. IntegraMed will not be responsible for any tax planning or tax return preparation for PC, but will provide support documentation in connection with the same. Such support documentation will not be destroyed without PC's consent.

         3.7 INVENTORY AND SUPPLIES. IntegraMed shall order and purchase inventory and supplies, and such other materials which are requested by PC to enable PC to deliver Infertility Services in a cost-effective quality manner.

         3.8 QUALITY IMPROVEMENT. IntegraMed shall assist PC in fulfilling its obligations to maintain a Quality Improvement Program and in meeting the goals and standards of such program.

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         3.9  RISK MANAGEMENT. IntegraMed shall assist PC in the development of a Risk Management Program and in meeting the standards of such Program.

         3.10 PERSONAL POLICIES AND PROCEDURES. IntegraMed shall develop personnel policies, procedures and guidelines, governing office behavior, protocol and procedures, which, with PC's cooperation, will aid in compliance with applicable laws and guidelines related to employment and human resources management.

         3.11 LICENSES AND PERMITS. IntegraMed will coordinate and assist PC in its application for and efforts to obtain and maintain all federal, state and local licenses, certifications and regulatory permits required for or in connection with the operations of PC and equipment located at the Facilities, other than those relating to the practice of medicine or the administration of drugs by Physicians and Physician-Employees.

         3.12 ACCESS TO PROTECTED HEALTH INFORMATION.. In connection with the Services provided by IntegraMed pursuant to this Agreement, IntegraMed and its employees, representatives and agents will have access to protected health information ("PHI") maintained by PC. In connection with such PHI, IntegraMed contemporaneous with entering into this Agreement will enter into a Business Associate Agreement with PC in accordance with the regulations promulgated under the Health Insurance Portability & Accountability Act of 1996.

                                                     ARTICLE   4

                                          DUTIES AND RESPONSIBILITIES OF PC

         4.1 TIMELY PERFORMANCE. PC, in engaging IntegraMed to provide the Services described in this Agreement, acknowledges that PC's timely performance of its duties and responsibilities as delineated in this Article 4 are material to this Agreement and to IntegraMed's interest.

         4.2 PROFESSIONAL SERVICES. PC shall use its best efforts to cause its Physicians and Physician-Employees to provide Infertility Services to PC's patients in compliance at all times with ethical standards, laws and regulations applying to the practice of medicine in the applicable jurisdiction which such Physician or Physician-Employee provides Infertility Services on behalf of PC. PC shall ensure that each Physician, Physician-Employee, any Other Professional Employee employed by PC, and any other professional provider associated with PC is duly licensed to provide the Infertility Services being rendered within the scope of such provider's practice. In addition, PC shall require each Physician and Physician-Employee to maintain a DEA number and appropriate medical staff privileges as determined by PC during the term of this Agreement. In the event that any disciplinary actions or medical malpractice actions are initiated against any Physician, Physician-Employee or other professional provider, PC shall promptly inform the Executive Director and provide the underlying facts and circumstances of such action, and the proposed course of action to resolve the matter. Periodic updates, but not less than monthly, shall be provided to IntegraMed.

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         4.3 MEDICAL PRACTICE. PC shall use and occupy the Facilities exclusively for the purpose of providing Gynecology, Infertility Services, and related services and activities and shall use its best efforts to comply with all applicable laws and regulations and all applicable standards of medical care, including, but not limited to, those established by the American Society of Reproductive Medicine. The medical practice conducted at the Facilities shall be conducted solely by Physicians employed by PC or serving as independent contractors to PC, and Other Professional Employees employed by PC. No other physician or medical practitioner shall be permitted to use or occupy the Facilities without the prior written notice to IntegraMed, except in the case of a medical emergency, in which event, notification shall be provided to IntegraMed as soon after such use or occupancy as possible. It is understood and agreed that PC will utilize the services of other physicians and professionals, including, but not limited to, Urologists, Counsellors, Acupuncturists and Nutritionists, for the benefit of PC's patients.

         4.4 EMPLOYMENT OF PHYSICIAN AND OTHER PROFESSIONAL EMPLOYEES. In the event PC shall determine that additional physicians are necessary, PC shall undertake and use its best efforts to select physicians who, in PC's judgment, possess the credentials and expertise necessary to enable such physician candidates to become affiliated with PC for the purpose of providing Infertility Services. PC shall cause each Physician-Employee to enter into an employment or service agreement with PC or their respective professional association which is a partner of PC ("Physician Employment Agreement") in such form as is mutually acceptable to PC and IntegraMed. Except as otherwise provided in Sections 4.7.4 and 5.2.5 of this Agreement, PC shall have complete control of and responsibility for the hiring, compensation, supervision, evaluation and termination of its Physician-Employees, although at the request of PC, IntegraMed shall consult with and advise PC respecting such matters. Within 90 days of the execution of this Agreement, PC shall cause Shareholders to enter into employment agreements substantially in the form of Exhibit 4.4 hereto.

         4.5 CONTINUING MEDICAL EDUCATION . PC shall require its
Physician-Employees to participate in such continuing medical education as PC deems to be reasonably necessary for such physicians to remain current in the provision of Infertility Services.

         4.6 PROFESSIONAL INSURANCE . PC shall maintain professional liability coverage at all times in limits of not less than $1 million per occurrence, $3 million in the aggregate. In the event PC desires to be made an additional insured under IntegraMed's professional liability coverage as provided for in
Section 11.2, PC shall cooperate in the obtaining and retaining of professional liability insurance by assuring that its Physicians and Physician-Employees and Other Professional Employees, if applicable, are insurable and participating in an on-going Risk Management Program in cooperation with IntegraMed.

         4.7 DIRECTION OF PRACTICE PC and its Physicians, as a continuing condition of IntegraMed's obligations under this Agreement, shall at all time during the Term be and remain legally organized and operated to provide Infertility Services in a manner consistent with state and federal laws. PC, through its physicians, is expected to provide leadership in its market area and fully cooperate with IntegraMed in IntegraMed's efforts to make the Services available to PC as determined by the Practice Management Board. In furtherance of which:

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                  4.7.1 PC shall operate and maintain at the Facilities a
         full-time practice of medicine specializing in the provision of Infertility Services and shall maintain and enforce the Physician Employment Agreements or in such other form as is mutually agreed to by PC and IntegraMed in writing. PC covenants that it shall not employ any physician, or have any physician as a shareholder, unless said physician shall sign the Physician Employment Agreement prior to assuming the status as employee and/or shareholder. PC covenants that should a physician become a shareholder of PC, that a condition precedent to the issuance of the shares shall be the ratification of this Service Agreement.

                  4.7.2 PC shall not terminate the Physician Employment Agreement(s) of any Physician, except in accordance with the Physician Employment Agreement(s), or amend or modify the Physician Employment Agreements in any material manner, nor waive any material rights of PC thereunder. PC covenants to enforce the terms of each Physician Employment Agreement, including but not limited to any terms confirming a Physician-Employee's commitment to practice medicine solely through PC for a specified number of years.

                  4.7.3 Recognizing that IntegraMed would not have entered into this Agreement but for PC's covenant to maintain and enforce the Physician Employment Agreements with any physician now employed or physicians who may hereafter become employees of PC, and in reliance upon such Physician-Employee's observance and performance of all of the obligations under the Physician Employment Agreements, any damages, liquidated damages, compensation, payment or settlement received by PC from a physician whose employment is terminated, shall be paid to IntegraMed in proportion to IntegraMed's loss or damages.

                  4.7.4 PC shall retain that number of Physician-Employees as are reasonably necessary and appropriate for the provision of Infertility Services. Each Physician-Employee shall hold and maintain a valid and unrestricted license to practice medicine in the applicable jurisdiction where such Physician-Employee provides Infertility Services on behalf of PC, and all full-time Physician-Employees shall be board eligible in the practice of gynecology, with training in the subspecialty of infertility and assisted reproductive medicine. PC shall be responsible for paying the compensation and benefits, as applicable, for all Physician-Employees, and for withholding, as required by law, any sums for income tax, unemployment insurance, social security, or any other withholding required by applicable law. IntegraMed at the request of PC, will establish and administer the compensation with respect to such Physician-Employees in accordance with the written agreement between PC and each Physician Employee. IntegraMed shall neither control nor direct any Physician in the performance of Infertility Services for patients, and IntegraMed will not unreasonably interfere with the employer-employee relationship between PC and its Physician-Employees.

                  4.7.5 PC shall insure that Physician-Employees provide patient care and clinical backup as required to insure the proper provision of Infertility Services to patients of PC at PC's Facilities. PC shall insure that its full-time Physician-Employees devote substantially all of their professional time, effort and ability to PC's practice, including the provision of Infertility Services and the development of such practice, and that Permitted Services, of any Physician-Employee


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         do not interfere with such Physician-Employees full time practice of
         Infertility Services at PC's Facilities.

                  4.7.6 PC covenants to obtain necessary licenses and operate clinical laboratory and tissue bank services in accordance with all applicable laws and regulations. PC agrees that the Medical Director or Tissue Bank Director, if applicable, shall be Physician-Employees or Other Professional Employees, if applicable, of PC who meet the qualifications required by applicable State law or regulation, and that should there be a vacancy in any such position, PC will cause another Physician-Employee or Other Professional Employee, if applicable, to fill such vacancy in accordance with applicable State law.

                  4.7.7 PC acknowledges that it bears all medical obligations to patients treated at the Facilities and covenants that it is responsible for all tissue, specimens, embryos or biological material ("Biological Materials") kept at the Facilities on behalf of the patients (or former patients) of PC. In the event of a termination or dissolution of PC, or the termination of this Agreement for any reason, PC and the Physicians will have the obligation to account to patients and to arrange for the storage or disposal of such Biological Materials in accordance with patient consent and the ethical guidelines of the American Society of Reproductive Medicine ("Relocation Program"). IntegraMed, in such event, will, at the request of PC, assist in the administrative details of such a Relocation Program for so long as PC shall request and an appropriate fee shall be paid during that time. These obligations shall survive the termination of this Agreement.

                  4.7.8 Except for circumstances outside the control of PC or the Physicians, PC covenants not to terminate or dissolve as a professional services corporation except on six months prior written notice to IntegraMed. PC covenants that such a restriction will be contained either in PC's by-laws or shareholder agreement among PC's shareholders. In the event that such termination or dissolution occurs without the requisite prior written notice, for a reason other than the death or disability of all of the shareholders, or any successor entity fails to continue the medical practice of PC substantially in the form contemplated by this Agreement, PC and its individual shareholders, shall indemnify IntegraMed for: (i) the actual costs of maintaining the Facilities and any reasonably necessary Other Professional Employees during and relating to a Relocation Program (Section 4.7.7); (ii) legal costs for re-licensing; (iii) recruitment of other physicians to assume the Practice; and (iv) any damages, costs, liabilities, including reasonable attorneys fees, arising from claims, suits, causes of action or proceedings, brought by a patient of PC having an interest in any Biological Materials kept at the Facilities. These obligations shall survive the termination of this Agreement.

                  4.7.9 PC will designate certain physicians to (i) work with IntegraMed in designing and implementing marketing plans, (ii) participate in marketing strategy sessions, and (iii) identify targeted referral sources and managed care opportunities. Recognizing that successfully collecting Receivables is dependent on PC's participation and cooperation, PC will cooperate fully with respect to IntegraMed's collection efforts, and policies and procedures established by the Practice Management Board governing the collection of Receivables.

         4.8 PRACTICE DEVELOPMENT, COLLECTION EFFORTS AND NETWORK INVOLVEMENT. PC agrees that during the term of this Agreement, PC covenants for itself and will use its best efforts to cause its Physician-Employees to:

                  4.8.1 Execute such documents and take such steps reasonably necessary to assist billing and collecting for patient services rendered by PC and its Physician-Employees;

                  4.8.2 Promote PC's medical practice and participate in marketing efforts developed by IntegraMed; and

                  4.8.3 Participate in IntegraMed network activities and programs, including, but not limited to, using best efforts in offering IntegraMed Pharmaceutical Services and the IntegraMed Shared Risk Refund Program to patients and participating in other product and service offerings IntegraMed has in effect from time to time.

         4.9 PERSONNEL POLICIES PC covenants for itself and will use its best efforts to cause its Physician-Employees and any other employees to comply with reasonable personnel policies and guidelines developed for the PC by IntegraMed and/or the Practice Management Board, which shall include administrative protocols and policies designed to insure that the Facilities comply with all applicable laws and regulations, federal, state and local.

                                    ARTICLE 5

                        JOINT DUTIES AND RESPONSIBILITIES

         5.1 FORMATION AND OPERATION OF PRACTICE MANAGEMENT BOARD. IntegraMed and PC will establish a practice management board ("Practice Management Board"), which will be responsible for developing management and administrative policies for the overall operation of PC. The Practice Management Board will consist of designated representatives from IntegraMed, one or more PC owners, as determined by PC, such other PC physicians, as appropriate and determined by PC, and the Executive Director. It is the intent and objective of IntegraMed and PC that they agree on the overall provision of the Services to PC. In that connection, IntegraMed will serve in an advisory capacity to the Practice Management Board with the expectation that IntegraMed will counsel and advise the Practice Management Board as to the provision of the Services. It is understood and agreed that nothing herein shall obligate IntegraMed to provide Services that are commercially unreasonable, beyond IntegraMed's economic ability to do so or inconsistent with the spirit and intent of this Agreement.

         5.2 DUTIES AND RESPONSIBILITIES OF THE PRACTICE MANAGEMENT Board. The Practice Management Board shall have, among others, the following duties and responsibilities:

                  5.2.1 ANNUAL BUDGETS AND PROFITABILITY. All annual capital and operation budgets prepared by IntegraMed shall be subject to the review, amendment, approval and disapproval of the Practice Management Board. The parties covenant and agree to use their respective best efforts to assist the Joint Management Board in achieving the projected budgets. PC and IntegraMed agree that, recognizing changes in circumstances, annual budgets and forecast are subject to revisions and, accordingly, they agree from time to time the Practice Management Board will need to modify the annual budgets, as needed, including without limitation, staff reductions, to ensure that PC operates in a profitable mode which means that PDE is positive on a monthly basis. Further, PC agrees that in the event PC incurs operational losses at any point during the term of this Agreement, nothing herein shall obligate IntegraMed to incur losses under this Agreement in order to sustain PC's operations. For example, IntegraMed may take appropriate steps to reduce its Cost of Services in order to avoid negative PDE at any point.

                  5.2.2 CAPITAL IMPROVEMENTS AND EXPANSION.Except as otherwise provided herein, any renovation and expansion plans, and capital equipment expenditures with respect to PC shall be reviewed and approved by the Practice Management Board and shall be based upon the best interests of PC, and shall take into account capital priorities, economic feasibility, physician support, productivity and then current market and regulatory conditions.

                  5.2.3 MARKETING BUDGET.PC shall assist in the development of an annual marketing budget and plan. All annual advertising and other marketing budgets prepared by IntegraMed shall be subject to the review, amendment, approval and disapproval of the Practice Management Board.

                  5.2.4 STRATEGIC PLANNING. The Practice Management Board shall develop long-term strategic plans, from time to time.

                  5.2.5 PHYSICIAN HIRING.The Practice Management Board shall determine, the number and type of physicians required for the efficient operation of PC.

                  5.2.6 EXECUTIVE DIRECTOR. The Practice Management Board will direct the day-to-day functions of the Executive Director employed by IntegraMed pursuant to Section 3.3.1.


                                    ARTICLE 6

                           LICENSE OF INTEGRAMED NAME

         6.1 GRANT OF LICENSE. IntegraMed hereby grants to PC a revocable, non-exclusive and non-assignable license for the term of this Agreement to use the name REPRODUCTIVE SCIENCE CENTER(R) and a revocable, non-exclusive and non-assignable license with respect to any other service names, trademark names and logos of IntegraMed (the "Trade Names") in conjunction with the provision of Infertility Services by PC at the Facilities within the Territory.

         6.2 FICTITIOUS NAME PERMIT. If necessary, PC shall file or cause to be filed an original, amended or renewal application with an appropriate regulatory agency to obtain a fictitious name permit which allows PC to practice at the Facilities under the Trade Names and shall take any other actions reasonably necessary to procure protection of or protect IntegraMed's rights to the Trade Names. IntegraMed shall cooperate and assist PC in obtaining any such original, amended or renewal fictitious name permit.

         6.3 RIGHTS OF INTEGRAMED. PC acknowledges IntegraMed's exclusive right, ownership, title and interest in and to the Trade Names and will not at any time do or cause to be done any act or thing contesting or in any way impairing or tending to impair any part of such right, title and interest. In connection with the use of the Trade Names, PC shall not in any manner represent that it has any ownership interest in the Trade Names, and PC's use shall not create in PC's favor any right, title, or interest in or to the Trade Names other than the right of use granted hereunder, and all such uses by PC shall inure to the benefit of IntegraMed. PC shall notify IntegraMed immediately upon becoming aware of any claim, suit or other action brought against it for use of the Trade Names or the unauthorized use of the Trade Names by a third party. PC shall not take any other action to protect the Trade Names without the prior written consent of IntegraMed. IntegraMed, if it so desires, may commence or prosecute any claim or suit in its own name or in the name of PC or join PC as a party thereto. PC shall not have any rights against IntegraMed for damages or other remedy by reason of any determination of IntegraMed not to act or by reason of any settlement to which IntegraMed may agree with respect to any alleged infringements, imitations or unauthorized use by others of the Trade Names, nor shall any such determination of IntegraMed or such settlement by IntegraMed affect the validity or enforceability of this Agreement.

         6.3.1 IntegraMed will defend, indemnify, and hold PC harmless from any claim, suit, action or expense (including reasonable attorney's fees) alleging that PC's use of the trade name "REPRODUCTIVE SCIENCE CENTER" or any of the other Trade Names infringe or violate any rights of third parties.

         6.4      RIGHTS UPON TERMINATION.

                  6.4.1 Upon termination of this Agreement, PC shall within 30 days of the termination (i) cease using the Trade Names in all respects and refrain from making any reference on its letterhead, consents or other information or material to its former relationship with IntegraMed and (ii) return to IntegraMed all Proprietary Materials as defined herein including, but not limited to, consents, policy and procedure manuals, Risk Management and Clinical Standards Review Manuals. Additionally PC will take any and all actions required to make the Trade Names available for use by any other person or entity designated by IntegraMed.

                  6.4.2 PC's failure (except as otherwise provided herein) to cease using the Trade Names at the termination or expiration of this Agreement will result in immediate and irreparable damage to IntegraMed and to the rights of any licensee of IntegraMed. There is no adequate remedy at law for such failure. In the event of such failure,

         IntegraMed shall be entitled to equitable relief by way of injunctive relief and such other relief as any court with jurisdiction may deem just and proper. Additionally, pending such a hearing and the decision on the application for such permanent injunction, IntegraMed shall be entitled to a temporary restraining order relating to PC's failure to cease using the Trade Names, without prejudice to any other remedy available to IntegraMed. All such remedies hereunder shall be at the expense of PC and shall not be a Cost of Services.

                                    ARTICLE 7

                             FINANCIAL ARRANGEMENTS

         7.1 COMPENSATION. The compensation set forth in this Article 7 is being paid to IntegraMed in consideration of the substantial commitment made, capital provided and services to be rendered by IntegraMed hereunder and is fair and reasonable. IntegraMed shall be paid the following amounts (collectively "Compensation"):

                  7.1.1 during the period from the Effective Date, as defined in
         Section 8.1, to and including the Opening Date, as defined in Section 8.3, a monthly development fee in the amount of Twenty-Five Thousand Dollars ($25,000.00) (the "Development Fee"). In the event the Effective and Opening Dates are other than the first day of a month, the Development Fee for said month shall be prorated based on a 30-day month.

                  7.1.2 an amount reflecting all Cost of Services (whether incurred by IntegraMed or PC) paid or accrued by IntegraMed pursuant to the terms of this Agreement;

                  7.1.3 during each year of this Agreement commencing with the Effective Date , a Base Service Fee, paid monthly but reconciled to annual Revenues, of an amount equal to the greater of $25,000 or six percent (6%) of the first $8.0 million of PC's Revenues; five percent (5%) of PC's Revenues over $8.0 million, but less than $12 million; and four percent (4%) of PC's Revenues of $12 million or more.

                  7.1.4 during each year of this Agreement, commencing with the Effective Date, an additional service fee ("Additional Service Fee") paid monthly but reconciled to annual operating results of PC, equal to twenty (20%) of PDE.

                  7.1.5 In the event that either Section 7.1.3 or 7.1.4 of this Agreement is found to be illegal, unenforceable, against public policy, or forbidden by law, by any local, state or federal agency or department, or any court of competent jurisdiction ("Findings"), then
         Section 7.1.3 and/or 71.4 and/or the Base and Additional Service Fees shall be replaced, effective immediately and retroactive to the date of this Agreement, by a fixed annual Service Fee, payable in equal monthly installments ("Alternate Service Fee") on or before the 15th business day of each month. Said Alternate Service Fee shall be in an amount mutually agreed upon, within thirty days time from the Findings, between IntegraMed and PC, but in no event shall be less than $700,000.00 for the first 12 months after the Opening Date and in no event less than $950,000.00 after the first 12 months after the Opening Date. In the event of a Finding which causes the Alternate Service Fee to become operative, the parties shall, within sixty days of the Finding, account for all payments made prior to the date of the Finding, and recalculate such amounts pursuant to the formula provided in the Alternate Service Fee. Any overpayment to IntegraMed resulting from the prior application of Section 7.1.3 and/or 7.1.4 shall be applied so as to satisfy 50% of each future monthly Alternate Service Fee until the aggregate of such overpayment is fully paid by IntegraMed. Any underpayment to IntegraMed resulting from the prior application of Section 7.1.3 and/or 7.1.4 shall be paid to IntegraMed commencing on the first day of the next full month following the date of the Finding, in eighteen (18) equally monthly installments. For all fiscal years after such Finding, the parties shall, not less than 60 days prior to January 1 of each year, negotiate in good faith the annual Alternate Service Fee. In the event the parties are unable to reach agreement prior to January 1, the then current Alternate Service Fee shall continue in effect until such time as the parties reach an agreement to be effective as of January 1.

                  7.1.6 The right of termination provided for in Section 9.1.3 of this Agreement, if based on the fact that either Section 7.1.3 or
         7.1.4 of this Agreement has been found to be illegal, unenforceable, void, against public policy or forbidden by law, shall only be exercisable in the event that both (i) Sections 7.1.3 and 7.1.4 and
         (ii) the Alternate Service Fee have been so found by a local, state or federal agency or department, or any court of competent jurisdiction.

         7.2      ACCOUNTS RECEIVABLE.

                  7.2.1 On or before the 20th business day of each month, commencing with the first month following the Effective Date, IntegraMed shall reconcile the Receivables of PC arising during the previous calendar month. Subject to the terms and conditions of this Agreement, PC hereby sells and assigns to IntegraMed as absolute owner, and IntegraMed hereby purchases from PC all Receivables hereafter owned by or arising in favor of PC on or before the 20th business day of each month. IntegraMed shall transfer or pay such amount of funds to PC equal to the Receivables less Compensation due IntegraMed pursuant to
         Section 7.1. PC shall cooperate with IntegraMed and execute all necessary documents in connection with the purchase and assignment of such Receivables to IntegraMed or at IntegraMed's option, to its lenders. All collections in respect of such Receivables shall be deposited in a bank account at a bank designated by IntegraMed. To the extent PC comes into possession of any payments in respect of such Receivables, PC shall direct such payments to IntegraMed for deposit in bank accounts designated by IntegraMed.

                  7.2.2 Any Medicare or Medicaid Receivables due to PC shall be excluded from the operation of Section 7.2.1 hereof. Any such Receivables shall be subject to agreement of PC and IntegraMed with respect to the collection thereof.

                  7.2.3 PC will be charged monthly interest at an annualized rate of prime plus 2% on Receivables with an average days sales outstanding ("DSO") greater than 60 days for a trailing three-month period. For example, if prime is 6% and PC's Revenues are $1,385,000 for a three-month period, the average Revenues per day (assuming 90 days in such three-month period ) equals $15,389. If on the last day of that same three-month period PC's Receivables are $1.5 million, then PC's DSO equal 97 days ($1.5 million divided by $15,389), resulting in interest being charged for the month on $569,393 of PC's Receivables ($15,389 times 37 days) at a rate of 0.67% ( 6% prime plus 2% divided by 12), or a $3,814.93 interest charge.

                  7.2.4 On or before the 20th business day of each month, commencing with the month following the Opening Date, IntegraMed shall remit to PC the PDE generated for the previous calendar month.

                  7.3      ADVANCES.

                  7.3.1 Tax Payment Advances. IntegraMed agrees to advance up to $480,000 ("Tax Payment Advance") to PC and/or Shareholders in order for PC and/or Shareholders to satisfy tax obligations with respect to the Right to Service Fee payment made pursuant to Section 8.2. Such Tax Payment Advance will be evidenced by promissory notes from PC and/or Shareholders in form acceptable to IntegraMed.

                  7.3.2 Post-Opening Advances. IntegraMed agrees to advance necessary funds for PC to meet Cost of Services and, to meet Physician distributions (through their respective professional associations), and Physician-Employee salaries; provided, however, nothing herein shall obligate IntegraMed to incur Cost of Services and Physician salary Advances in excess of Revenues under this Agreement in order to sustain PC's operations, except during the period of the first 12 months after the Opening Date, IntegraMed agrees to make Advances up to $700,000.00 ("Post-Opening Advances") to fund post-opening operating losses irrespective of PC's Revenues. As security for such Advances, PC shall deliver to IntegraMed with the execution of this Agreement a Security Agreement in the form of Exhibit 7.3 hereto giving IntegraMed a collateral interest in all Receivables of PC and PDE payable to PC Shareholders. IntegraMed shall, in its sole discretion, be entitled to take any and all necessary action to prevent financial losses, in the form of Cost of Services on behalf of PC, to IntegraMed in the event PC's Cost of Services exceed PC's Revenues at any point during the Term of this Agreement. Notwithstanding anything herein to the contrary, no Advances will be made by IntegraMed to satisfy physician-employee draws, salaries or pension contributions.

                  7.3.3 Any Advance hereunder shall be a debt owed to IntegraMed by PC and shall be repaid within 60 days after the Advance, except for the Post-Opening Advances which shall be repaid, monthly, from 50% of PC's PDE in excess of Shareholders' draw of $50,000.00 per month. So long as the Post-Opening Advances remain outstanding, PC agrees not to increase the aggregate Shareholders' draw above $50,000.00 per month. Upon request of PC, IntegraMed will consider repayment of Advances other than the Post-Opening Advances in installments. To the extent PDE is available for distribution to Physicians for a particular month, IntegraMed is authorized to deduct any outstanding Advance from the PDE prior to distribution to the Physicians.

                  7.3.4 Interest expense will be charged on an Advance and will be computed at the Prime Rate plus two (2%) used by IntegraMed's primary bank.

                  7.3.5 PC acknowledges and understands that IntegraMed's bank has a security interest in PC's accounts receivable purchased by IntegraMed. In that connection, IntegraMed's bank requires that the various medical practices with which IntegraMed enters into a Service Agreement, executes and delivers to such bank a Continuing General Limited Security Agreement in the form of Exhibit 7.3.5 attached hereto, which PC has executed and delivered to IntegraMed.

         7.4      BUILD OUT AND CAPITAL COMMITMENT.

         IntegraMed agrees to invest sufficient capital to build, equip and supply appropriate office and laboratory space for PC to conduct its medical practice at the Facilities. As an expression of IntegraMed's commitment to the growth of PC's practice, IntegraMed agrees to maintain, during the term of this Agreement, an on-going investment in the Facilities and equipment, without an interest charge to PC, of an amount up to $2.0 million ("Capital Commitment"). Any amounts invested by IntegraMed in PC's medical practice in excess of the Capital Commitment provided for this Section will be charged to PC as a capital cost at an interest rate of prime plus two (2%) percent.


                                    ARTICLE 8

              TERM, SERVICE RIGHT, PAYMENTS, AND OTHER COMMITMENTS


         8.1 The term of this Agreement shall begin on the date first above written ("Effective Date") and shall expire fifteen (15) years after such date (the "Term") unless earlier terminated pursuant to Article 9, below.

         8.2 In consideration of the considerable investment of time and resources in PC expected by IntegraMed and the payment of One Million Two Hundred Thousand Dollars ($1,200,000.00) ("Right to Service Fee") by IntegraMed to PC, PC grants to IntegraMed the exclusive right to provide the Services to PC during the Term. In consideration of the benefit to the Shareholders of the Right to Service Fee paid to PC, each of Physicians, pursuant to a Personal Responsibility Agreement will agree to remit to IntegraMed such Physician's prorata share of unamortized Right to Service Fees if this Agreement or such Physician's employment by PC terminates within five (5) years from the Effective Date.

                  8.2.1 The Right to Service Fee shall, commencing with the execution of this Agreement, be disbursed as needed to meet any and all expenses of PC leading up to the Opening Date that would be considered Cost of Services, if such expenses were incurred after the Opening Date (such expenses being defined as "Pre-Opening Expenses"). Until the Right to Service Fee is fully disbursed, PC shall earn interest thereon at a rate of two (2%) percent per annum, pro-rated.

                  8.2.2 IntegraMed shall provide PC with monthly statements commencing on or before the 20th business day of February 2004 with respect to PC's expenses and disbursements of the Right to Service Fee.

                  8.2.3 Within 30 days after the Opening Date, IntegraMed shall disburse to PC any balance of the Right to Service Service, together with interest thereon, not utilized for Pre-Opening Expenses.

         8.3 Upon execution of this Agreement, IntegraMed, PC and Shareholders agree to work cooperatively towards (i) identifying a location and negotiating a lease for the Facility, (ii) identifying and hiring an Executive Director for the Facility, (ii) identifying and hiring a Marketing Director, a Laboratory Director and all other personnel necessary for PC to conduct its medical practice, and (iii) all other activities necessary to accomplish the purposes set forth herein. For purposes of this Agreement, the date that the Facility is functional and PC can provide Infertility Sevices to patients shall be the "Opening Date."

                                    ARTICLE 9

                          TERMINATION OF THE AGREEMENT

         9.1      TERMINATION

                  This Agreement may be terminated by either party in the event of the following:

                  9.1.1 INSOLVENCY. If a receiver, liquidator or trustee of any party shall be appointed by court order, or a petition to reorganize shall be filed against any party under any bankruptcy, reorganization or insolvency law, and shall not be dismissed within 90 days, or any party shall file a voluntary petition in bankruptcy or make assignment for the benefit of creditors, then either of the other parties may terminate this Agreement upon 10 days prior written notice to the other parties.

                  9.1.2 MATERIAL BREACH. If either party shall materially breach its obligations hereunder, then the other party may terminate this Agreement by providing 30 days prior written notice to the breaching party detailing the nature of the breach and providing the breaching party with the opportunity to cure the breach. If the breach is not cured within such 30-day period, this Agreement shall terminate, provided however, that if the breach is not curable within such 30-day period and the breaching party is making diligent efforts to cure the breach during such 30-day period ("Good Faith Cure Efforts"), this Agreement shall not terminate. If after the exercise of such Good Faith Cure Efforts, the breaching party shall be unable to cure the breach within 60 days from the notice of breach from the non-breaching party, the non-breaching party in its sole discretion may extend the time in which to cure the breach, upon request of the breaching party. In the event the non-breaching party does not extend the time in which to cue the breach, this Agreement will terminate at the expiration of 60 days from the original notice of breach from the non-breaching party.

                  9.1.3 ILLEGALITY. Any party may terminate this Agreement immediately upon receipt of notification of a final order issued by any local, state or federal agency or court of competent jurisdiction that the conduct contemplated by this Agreement is forbidden by law; provided, however, that if such finding is based upon the nature or method of compensation to IntegraMed, it specifically finds the Alternative Service Fee is forbidden by law. Notwithstanding the foregoing, this Agreement shall not terminate during such period of time as either party contests such order or finding in good faith ("Challenge") and during any such Challenge, this Agreement shall remain in full force and effect. If any governing regulatory agency asserts that the services provided by IntegraMed under this Agreement are unlawful or that the practice of medicine by PC as contemplated by this Agreement requires a certificate of need, and any such assertion is not the subject of a Challenge, or if the subject of Challenge, the agency's assertion is found to be correct by a court of competent jurisdiction and no appeal is taken, or if any appeals are taken and the same are unsuccessful), this Agreement shall thereupon be deemed terminated and the provisions of Section 10.1 shall apply.

         9.2 TERMINATION BY INTEGRAMED FOR PROFESSIONAL DISCIPLINARY ACTIONS. PC shall be obligated to suspend a physician whose authorization to practice medicine is suspended, revoked or not renewed. IntegraMed may terminate this Agreement upon 10 days prior written notice to PC if a Physician's authorization to practice medicine is suspended, revoked or not renewed and PC has failed to suspend such physician; provided, however, such action may not be taken until PC has been given 30 days to resolve such physician's authorization to practice medicine. PC shall notify IntegraMed within five (5) days of a notice that a physician's authorization to practice medicine is suspended, revoked or not renewed or that formal disciplinary action has been taken against a physician which could reasonably lead to a suspension, revocation or non-renewal of a physician's license.

         9.3 TERMINATION BY PC AFTER FIVE (5) YEARS. PC shall have the option, after this Agreement has been in effect for five (5) years to terminate this Agreement without cause by giving IntegraMed twelve months' prior written notice of PC's intent to terminate.

                                   ARTICLE 10

                  PURCHASE OF ASSETS - OBLIGATIONS AND OPTIONS

         10.1 TERMINATION BY INTEGRAMED. If IntegraMed terminates this Agreement due to the insolvency of PC (Section 9.1.1), for a material breach by PC (Section 9.1.2), or PC fails to suspend a physician whose license is suspended, revoked or not renewed (Section 9.2), or this Agreement terminates pursuant to
Section 9.1.3, PC agrees, within 90 days of the date of termination of this Agreement, at IntegraMed's option, to purchase from IntegraMed the assets utilized directly by PC in the operation of PC business (the "Assets") as set forth in Sections 10.1.1 and 10.1.2 below:

                  10.1.1 The purchase price of the Assets will be the net book value determined in accordance with GAAP, consistently applied, as at the date of the termination.

                  10.1.2 If a purchase is completed under Section 10.1, closing shall occur within 90 days of the date the option is exercised. PC shall assume all leases for offices and equipment used directly for the management and operation of PC's business and may hire such employees from IntegraMed as it determines are necessary to operate the medical practice and business. In such event, PC shall be obligated to indemnify IntegraMed for any and all severance or termination obligations to IntegraMed employees utilized directly in providing the Services.

         10.2 TERMINATION BY PC In the event this Agreement is terminated by PC as a result of the insolvency of IntegraMed (9.1.1) or material breach by IntegraMed (9.1.2), IntegraMed agrees, within 90 days of the date of termination, at PC's option, to sell to PC the Assets as set forth in Sections
10.1.1 together with leasehold improvements. In the event this Agreement is terminated pursuant to Section 9.3 then the provisions of Section 10.3 shall be applicable.

                  10.2.1 If a termination occurs under this Section 10.2, PC shall have the option of assuming leases for offices and equipment used directly for the operation of PC's business and may hire such employees from IntegraMed as it determines are necessary to operate the medical practice and business.

                  10.2.2 In the event PC exercise the option set forth in this
         Section 10.2, closing shall occur within 90 days of the date the option is exercised. In the event PC does not exercise the option within 90 days of termination, PC shall have relinquished its right and interest to the Assets and IntegraMed shall be free to use or dispose of the Assets as it determines with neither party having any further obligations to the other.

         10.3 TERMINATION BY PC PURSUANT TO SECTION 9.3. In the event this Agreement is terminated pursuant to Section 9.3, PC shall be obligated to perform the following acts and make the following payments to IntegraMed:

                  10.3.1 PC shall assume all office and equipment leases in IntegraMed's name for the benefit of PC. In assuming such leases, PC shall be obligated to have IntegraMed released from any further liability under all such leases.

                  10.3.2 PC shall be obligated to repurchase from IntegraMed all uncollected Accounts Receivables purchased from PC by IntegraMed.

                  10.3.3 PC shall be obligated to purchase from IntegraMed all Fixed Assets reflected on IntegraMed's books and records for the benefit of PC at the net book value as of the last day of the month preceding the closing date of the transactions occurring pursuant to Section 10.3

                  10.3.4 PC shall be obligated to pay IntegraMed the unamortized amount of the Right to Service Fee provided for in Section 8.2 which amount is amortized by IntegraMed in accordance with GAAP.

                  10.3.5 PC shall be obligated to pay IntegraMed the unpaid balance on any and all Advances or loans owed to IntegraMed as of the closing date of the transactions provided for in
                  Section 10.3.

                  10.3.6 PC shall hire such IntegraMed employees deployed directly in providing services to PC as of the closing of the transactions occurring pursuant to Section 10.3 as PC shall determine. PC shall indemnify and hold IntegraMed harmless for any and all out-of-pocket expenses or losses incurred by IntegraMed with respect to any claim, including, but not limited to unemployment compensation claims, against IntegraMed by or on behalf of any employee not hired by PC pursuant to this Section 10.3.6.

                  10.3.7 PC shall be obligated to pay IntegraMed liquidated damages in the amount equal to two times the trailing 12 months Base and Additional Service Fee paid to IntegraMed by PC.

                  10.3.8 The closing of the transactions provided for in Sections 10.3.1 to 10.3.7 shall take place within two weeks prior to the expiration of the twelve-month notification provided for in Section 9.3

         10.4     TRANSFER OF OWNERSHIP

         Upon receipt of payment of the purchase price and other payments due, IntegraMed shall transfer ownership and possession of the Assets, and assign all right, title and interest in and to and obligations under the Lease(s) to PC and return to PC all security deposits. PC shall have the option of receiving full credit on the purchase price for all liens, encumbrances or security interest, or of having IntegraMed transfer ownership of the Assets free and clear of all liens, encumbrances or security interests thereon.

                                   ARTICLE 11

                                    INSURANCE

         11.1 PC shall carry professional liability insurance, covering itself and its employees providing Infertility Services under this Agreement in the minimum amount of $1 million per incident, $3 million in the aggregate, at its own expense. If possible under the terms of the insurance coverage, PC shall use its best efforts to cause IntegraMed to be named an additional insured on such policies. Evidence of such policies shall be presented to IntegraMed upon execution of this Agreement.

         11.2 IntegraMed shall use its best efforts to cause PC to be made an additional insured under IntegraMed's professional liability coverage; provided, however, conditions for being made an additional insured shall be (i) PC utilizing patient informed consent forms supplied by IntegraMed, provided such forms are consistent with law and any guidelines issued by the American Society of Reproductive Medicine and (ii) PC complying with requirements of IntegraMed's insurance company. IntegraMed shall also carry a policy of public liability and property damage insurance with respect to the Facilities under which the insurer agrees to indemnify IntegraMed and PC against all cost, expense and/or liability arising out of or based upon any and all claims, accidents, injuries and damages customarily included within the coverage of such policies of insurance available for IntegraMed. The minimum limits of liability of such insurance shall be $1 million combined single limit covering bodily injury and property damage. Certificates of Insurance evidencing such policies and additional insured status shall be presented to PC within thirty (30) days after such coverage is in effect.

         11.3 PC and IntegraMed shall provide written notice to the other at least thirty (30) days in advance of the effective date of any reduction, cancellation or termination of the insurance required to be carried by each hereunder.


                                   ARTICLE 12

                                  MISCELLANEOUS

         12.1 INDEPENDENT CONTRACTOR. IntegraMed and PC are independent contracting parties. In this regard, the parties agree that:

                  12.1.1 The relationship between IntegraMed and PC is that of an independent supplier of non-medical services and a medical practice, respectively, and, unless otherwise provided herein, nothing in this Agreement shall be construed to create a principal-agent, employer-employee, or master-servant relationship between IntegraMed and PC;

                  12.1.2 Notwithstanding the authority granted to IntegraMed herein, IntegraMed and PC agree that PC shall retain the full authority to direct all of the medical, professional, and ethical aspects of its medical practices;

                  12.1.3 Any powers of PC not specifically vested in IntegraMed by the terms of this Agreement shall remain with PC;

                  12.1.4 PC shall, at all times, be the sole employer of the Physician-Employees, other than the Physicians, the Other Professional Employees required by law to be employees of PC and all other professional personnel engaged by PC in connection with the operation of its medical practice at the Facilities, and shall be solely responsible for the payment of all applicable federal, state or local withholding or similar taxes and provision of workers' compensation and disability insurance for such professional personnel that are employees of PC;

                  12.1.5 No party shall have the right to participate in any benefits, employment programs or plans sponsored by the other party on behalf of the other party's employees, including, but not limited to, workers' compensation, unemployment insurance, tax withholding, health insurance, life insurance, pension plans or any profit sharing arrangement;

                  12.1.6 In no event shall any party be liable for the debts or obligations of any other party except as otherwise specifically provided in this Agreement; and

                  12.1.7 Matters involving the internal agreements and finances of PC, including but not limited to the distribution of professional fee income among Physician Employees and, if applicable, Other Professional Employees who are providing professional services to patients of PC, and other employees of PC, disposition of PC property and stock, accounting, tax preparation, tax planning, and pension and investment planning, hiring and firing of physicians, decisions and contents of reports to regulatory authorities governing PC and licensing, shall remain the sole responsibility of PC and the individual Physicians, except with respect to the number of physicians PC hires which will be based upon recommendations of the Practice Management Board.

         12.2 FORCE MAJEURE. No party shall be liable to the other parties for failure to perform any of the services required under this Agreement in the event of a strike, lockout, calamity, act of God, unavailability of supplies, or other event over which such party has no control, for so long as such event continues and for a reasonable period of time thereafter, and in no event shall such party be liable for consequential, indirect, incidental or like damages caused thereby.

         12.3 EQUITABLE RELIEF. Without limiting other possible remedies available to a non-breaching party for the breach of the covenants contained herein, including the right of IntegraMed to cause PC to enforce any and all provisions of the Physician Employment Agreements described in Section 4.3 hereof, injunctive or other equitable relief shall be available to enforce those covenants, such relief to be without the necessity of posting bond, cash or otherwise. If any restriction contained in said covenants is held by any court to be unenforceable or unreasonable, a lesser restriction shall be enforced in its place and remaining restrictions therein shall be enforced independently of each other.

         12.4 PRIOR AGREEMENTS; AMENDMENTS. This Agreement supersedes all prior agreements and understandings between the parties as to the subject matter covered hereunder including the Former Agreement, and this Agreement may not be amended, altered, changed or terminated orally. No amendment, alteration, change or attempted waiver of any of the provisions hereof shall be binding without the written consent of all parties, and such amendment, alteration, change, termination or waiver shall in no way affect the other terms and conditions of this Agreement, which in all other respects shall remain in full force.

         12.5 ASSIGNMENT; BINDING EFFECT. This Agreement and the rights and obligations hereunder may not be assigned without the prior written consent of all of the parties, and any attempted assignment without such consent shall be void and of no force and effect, except that IntegraMed may assign this Agreement to any affiliate, which for purposes of this Agreement, shall include any parent or subsidiary of IntegraMed, without the consent of PC, provided IntegraMed shall remain liable for its obligations hereunder. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties' respective heirs, legal representatives, successors and permitted assigns.

         12.6 WAIVER OF BREACH. The failure to insist upon strict compliance with any of the terms, covenants or conditions herein shall not be deemed a waiver of such terms, covenants or conditions, nor shall any waiver or relinquishment of any right at any one or more times be deemed a waiver or relinquishment of such right at any other time or times.

         12.7 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Washington irrespective of the principal place of business of the parties hereto. Any and all claims, disputes, or controversies arising under, out of, or in connection with this Agreement or any breach thereof, except for equitable relief sought pursuant to Section 6.4 or Section 12.3 hereof, shall be determined by binding arbitration in the State of Washington, City of Seattle (hereinafter "Arbitration"). The party seeking determination shall subject any such dispute, claim or controversy to either (i) JDR LLC or (ii) JAMS/Endispute, and the rules of commercial arbitration of the selected entity shall govern. The Arbitration shall be conducted and decided by three (3) arbitrators, unless the parties mutually agree, in writing at the time of the Arbitration, to fewer arbitrators. In reaching a decision, the arbitrators shall have no authority to change or modify any provision of this Agreement, including any liquidated damages provision. Each party shall bear its own expenses and one-half the expenses and costs of the arbitrators. Any application to compel Arbitration, confirm or vacate an arbitral award or otherwise enforce this Paragraph shall be brought in the Courts of the State of Washington or the United States District Court for the District of Washington, to whose jurisdiction for such purposes PC and IntegraMed hereby irrevocably consent and submit.

         12.8 SEPARABILITY. If any portion of the provisions hereof shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such portion or provisions in circumstances other than those in which it is held invalid or unenforceable, shall not be affected thereby, and each portion or provision of this Agreement shall be valid and enforced to the fullest extent permitted by law, but only to the extent the same continues to reflect fairly the intent and understanding of the parties expressed by this Agreement taken as a whole.

         12.9 HEADINGS. Section and paragraph headings are not part of this Agreement and are included solely for convenience and are not intended to be full or accurate descriptions of the contents thereof.

         12.10 NOTICES. Any notice or other communication required by or which may be given pursuant to this Agreement shall be in writing and mailed, certified or registered mail, postage prepaid, return receipt requested, or overnight delivery service, such as FedEx or Airborne Express, prepaid, and shall be deemed given when received. Any such notice or communication shall be sent to the address set forth below:

                  12.10.1  If for IntegraMed:

                           Gerardo Canet, President
                           IntegraMed America, Inc.
                           Two Manhattanville Road
                           Purchase, New York 10577

                                    With a copy to:

                           Claude E. White, General Counsel
                           IntegraMed America, Inc.
                           Two Manhattanville Road
                           Purchase, New York 1057


                  12.10.2  If for PC:

                           Michael Soules, MD, President
                           Seattle Reproductive Medicine, Inc., P.S.
                           12102 NE 24th
                           Bellevue, Washington 98005


                                    With a copy to:

                           Ronald E. Braley, Esq.
                           Lasher Holzapfel Sperry & Ebberson, PLLC
                           2600 Two Union Square
                           601 Union Street
                           Seattle, WA 98101-4000

         Any party hereto, by like notice to the other parties, may designate such other address or addresses to which notice must be sent.

         12.11 ENTIRE AGREEMENT. This Agreement and all attachments hereto represent the entire understanding of the parties hereto with respect to the subject matter hereof and thereof, and cancel and supersede all prior agreements and understandings among the parties hereto, whether oral or written, with respect to such subject matter.

         12.12 NO MEDICAL PRACTICE BY INTEGRAMED. IntegraMed will not engage in any activity that constitutes the practice of medicine, and nothing contained in this Agreement is intended to authorize IntegraMed to engage in the practice of medicine or any other licensed profession.

         12.13    CONFIDENTIAL INFORMATION.

                  12.13.1 During the initial term and any renewal term(s) of this Agreement, the parties may have access to or become acquainted with each other's trade secrets and other confidential or proprietary knowledge or information concerning the conduct and details of each party's business ("Confidential Information"). At all times during and after the termination of this Agreement, no party shall directly or indirectly, communicate, disclose, divulge, publish or otherwise express to any individual or governmental or non-governmental entity or authority (individually and collectively referred to as "Person") or use for its own benefit, except in connection with the performance or enforcement of this Agreement, or the benefit of any Person any Confidential Information, no matter how or when acquired, of another party. Each party shall cause each of its employees to be advised of the confidential nature of such Confidential Information and to agree to abide by the confidentiality terms of this Agreement. No party shall photocopy or otherwise duplicate any Confidential Information of another party without the prior express written consent of the such other party except as is required to perform services under this Agreement. All such Confidential Information shall remain the exclusive property of the proprietor and shall be returned to the proprietor immediately upon any termination of this Agreement.

                  12.13.2 Confidential Information shall not include information which (i) is or becomes known through no fault of a party hereto; (ii) is learned by a party from a third-party legally entitled to disclose such information; or (iii) was already known to a party at the time of disclosure by the disclosing party.

                  12.13.3 In order to minimize any misunderstanding regarding what information is considered to be Confidential Information, IntegraMed or PC will designate at each others request the specific information which IntegraMed or PC considers to be Confidential Information.

         12.14    INDEMNIFICATION.

                  12.14.1 IntegraMed agrees to indemnify and hold harmless PC, its shareholders, directors, officers, employees and servants from any suits, claims, actions, losses, liabilities or expenses (including reasonable attorney's fees) arising out of or in connection with any act or failure to act by IntegraMed related to the performance of its duties and responsibilities under this Agreement. The obligations contained in this Section 12.14.1 shall survive termination of this Agreement. This indemnification provision shall apply to both third-party claims and second-party claims, including, but not limited to, claims, actions, damages, losses, expenses, or costs (including, but not limited to, reasonable attorneys' fees and court costs) incurred by one party to this Agreement as a result of an act, or omission to act, on the part of the other party, its agents, or employees pursuant to this Agreement

                  12.14.2 PC agrees to indemnify and hold harmless IntegraMed, its shareholders, directors, officers, employees and servants from any suits, claims, actions, losses, liabilities or expenses (including reasonable attorney's fees) arising out of or in connection with any act or failure to act by PC related to the performance of its duties and responsibilities under this Agreement. The obligations contained in this Section 12.14.2 shall survive termination of this Agreement. This indemnification provision shall apply to both third-party claims and second-party claims, including, but not limited to, claims, actions, damages, losses, expenses, or costs (including, but not limited to, reasonable attorneys' fees and court costs) incurred by one party to this Agreement as a result of an act, or omission to act, on the part of the other party, its agents, or employees pursuant to this Agreement

                  12.14.3 In the event of any claims or suits in which IntegraMed and/or PC and/or their directors, officers, employees and servants are named, each of IntegraMed and PC for their respective directors, officers, employees agree to cooperate in the defense of such suit or claim; such cooperation shall include, by way of example but not limitation, meeting with defense counsel (to be selected by the respective party hereto), the production of any documents in his/her possession for review, response to subpoenas and the coordination of any individual defense with counsel for the respective parties hereto. The respective party shall, as soon as practicable, deliver to the other copies of any summonses, complaints, suit letters, subpoenas or legal papers of any kind, served upon such party, for which such party seeks indemnification hereunder. This obligation to cooperate in the defense of any such claims or suits shall survive the termination, for whatever reason, of this Agreement.


         IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the day and year first above written.


INTEGRAMED AMERICA, INC.


By: /s/Jay Higham
    ---------------------------------
    Jay Higham, Sr. Vice President


SEATTLE REPRODUCTIVE MEDICINE, INC., P.S.


By: /s/Michael Soules
   ----------------------------------
       Michael Soules M.D., President

                                  Exhibit 3.1.1

           2004 Resources, Products and Services to Partner Practices

                                   [Attached]

                                   Exhibit 4.4

                    Form of Shareholder Employment Agreement


                                   [Attached]

                                   Exhibit 7.3

                               Security Agreement

                                   [Attached]

                                  Exhibit 7.3.5

                  Continuing General Limited Security Agreement


                                   [Attached]